Exhibit 10.6

GLOBAL PAYMENTS INC.

2010 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE 1 PURPOSE		1

1.1	Background	1

1.2	Purpose	1

1.3	Eligibility	1

ARTICLE 2 DEFINITIONS		1

2.1	Definitions	1

ARTICLE 3 ADMINISTRATION		4

3.1	Administration	4

3.2	Reliance	4

ARTICLE 4 SHARES		4

4.1	Source of Shares for the Director Subplan	4

ARTICLE 5 CASH COMPENSATION		4

5.1	Basic Cash Retainer	4

5.2	Supplemental Cash Retainer	5

5.3	Meeting Fees	5

5.4	Expense Reimbursement	5

ARTICLE 6 EQUITY COMPENSATION		5

6.1	Stock Awards	5

6.2	Option Grants	6

6.3	Adjustments	8

6.4	Award Certificates	8

ARTICLE 7 AMENDMENT, MODIFICATION AND TERMINATION		8

7.1	Amendment, Modification and Termination	8

ARTICLE 8 GENERAL PROVISIONS		8

8.1	Duration of the Director Subplan	8

8.2	Expenses of the Director Subplan	8

SCHEDULE I – DIRECTOR COMPENSATION SCHEDULE		SI-1

SCHEDULE II – FORM OF OPTION AWARD CERTIFICATES		SII-1

GLOBAL PAYMENTS INC.

2010 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. BACKGROUND. This plan is adopted to aggregate and formalize the Company’s compensation policies for non-employee directors of the Company, including all cash and equity-based compensation. The Board adopted the Global Payments Inc. Amended and Restated 2000 Non-Employee Director Stock Option Plan on September 14, 2000, which became effective on February 1, 2001 and was most recently amended on September 30, 2010 (the “Prior Plan”). The Prior Plan will expire by its terms on the second day following the 2010 annual meeting of the Company’s shareholders, and is hereby replaced by this 2010 Non-Employee Director Compensation Plan (the “Director Subplan” or “the Plan”) as of the Effective Date as defined below.

The Director Subplan is considered to be and shall be operated as a subplan of the Global Payments Inc. Amended and Restated 2005 Incentive Plan (the “2005 Incentive Plan”), established pursuant to Section 4.3 of the 2005 Incentive Plan.

1.2. PURPOSE. The purpose of the Plan is to attract, retain and compensate highly-qualified individuals who are not employees of the Company or any of its Subsidiaries or Affiliates for service as members of the Board by providing them with competitive compensation and an equity interest in the Company. The Company intends that the Plan will benefit the Company and its shareholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Company’s Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s shareholders.

1.3. ELIGIBILITY. Non-Employee Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the 2005 Incentive Plan. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	“Annual Stock Retainer” means with respect to each Non-Employee Director for each Plan Year, the dollar value to be delivered in the form of annual Stock awards under the Plan, as established from time to time by the Board and set forth in Schedule I hereto.

(b)	“Annual Options Retainer” means with respect to each Non-Employee Director for each Plan Year, the dollar value to be delivered in the form of annual Nonstatutory Stock Option awards under the Plan, as established from time to time by the Board and set forth in Schedule I hereto.

(c)	“Basic Cash Retainer” means the annual cash retainer (excluding any Supplemental Cash Retainer, Meeting Fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.1 hereof for service as a director of the Company, as established from time to time by the Committee and set forth in Schedule I hereto.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Company” means Global Payments Inc., a Georgia corporation, or any successor corporation.

(f)	“Disability” of a Non-Employee Director means that such person is, in the reasonable and good faith opinion of the Committee, unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is permanent in nature and can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. In the event of a dispute, the determination whether a Non-Employee Director has a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(g)	“Effective Date” of the Plan means October 2, 2010.

(h)	“Eligible Participant” means any person who is a Non-Employee Director on the Effective Date or becomes a Non-Employee Director while this Plan is in effect; except that any director who is a former employee shall not be an Eligible Participant for a period of one year following the date of termination of employment.

(i)	“Equity Award” means stock options, stock awards, restricted stock, restricted stock units, stock appreciation rights, or other awards based on or derived from the Stock which are authorized under the 2005 Incentive Plan for award to Non-Employee Directors.

(j)	“Grant Date” of an Equity Award has the meaning given such term in Sections 6.1 and 6.2 hereof.

(k)	“2005 Incentive Plan” means the Global Payments Inc. Third Amended and Restated 2005 Incentive Plan, and any subsequent equity compensation plan approved by the Board and designated as the Incentive Plan for purposes of this Plan.

(l)	“Lead Director” means the Non-Employee Director who has been designated by the Board as the Lead Director. The Lead Director shall have such duties as shall be assigned to him or her by the Board.

(m)	“Meeting Fees” means fees for attending a meeting of the Board or one of its Committees as set forth in Section 5.3 hereof.

(n)	“Non-Employee Director” means a director of the Company who is not an employee of the Company or any of its Subsidiaries or Affiliates and who had not been appointed or elected to the Board solely by reason of his or her affiliation with a shareholder of the Company.

(o)	“Option Value” as of a given date means the value of an Option for one share of Stock, determined by the Black-Scholes option valuation model, using the same assumptions as employed by the Company for the valuation of its employee stock options, or the value of an Option determined under such other option valuation method as then employed by the Company for the valuation of its employee stock options.

(p)	“Director Subplan” means this Global Payments Inc. 2010 Non-Employee Director Compensation Plan, as amended from time to time.

(q)	“Plan” means this Global Payments Inc. 2010 Non-Employee Director Compensation Plan, as amended from time to time

(r)	“Plan Year(s)” means the actual number of days between annual meetings of the shareholders of the Company, which, for purposes of the Plan, are the periods for which annual retainers are earned.

(s)	“Retirement” of a Non-Employee Director means retirement as a director of the Company in accordance with the provisions of the Company’s bylaws as in effect from time to time or the failure to be re-elected or re-nominated as a director.

(t)	“Stock” means the common stock, par value no per share, of the Company.

(u)	“Supplemental Cash Retainer” means the supplemental annual cash retainer (excluding Basic Cash Retainer, Meeting Fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.2 hereof for service as Lead Director or chair of a committee of the Board, as established from time to time by the Committee and set forth in Schedule I hereto.

ARTICLE 3

ADMINISTRATION

3.1. ADMINISTRATION. The Director Subplan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of the Plan, the Committee shall be authorized to interpret such plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its shareholders and persons granted awards under the Plan. The Committee may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Committee.

3.2. RELIANCE. In administering the Director Subplan, the Committee may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Committee in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s articles of incorporation or otherwise.

ARTICLE 4

SHARES

4.1. SOURCE OF SHARES FOR THE PLAN. Equity Awards that may be issued pursuant to the Director Subplan shall be issued under the 2005 Incentive Plan, subject to all of the terms and conditions of the 2005 Incentive Plan. The terms contained in the 2005 Incentive Plan are incorporated into and made a part of this Plan with respect to Equity Awards granted pursuant hereto, and any such awards shall be governed by and construed in accordance with the 2005 Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Incentive Plan and the provisions of this Plan, the provisions of the Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the Equity Awards described herein.

ARTICLE 5

CASH COMPENSATION

5.1. BASIC CASH RETAINER. Each Eligible Participant shall be paid a Basic Cash Retainer for service as a director during each Plan Year, payable in advance,

on the first business day following each annual meeting of shareholders. The amount of the Basic Cash Retainer shall be established from time to time by the Board. The amount of the Basic Cash Retainer is set forth in Schedule I, as amended from time to time by the Board. Each person who first becomes an Eligible Participant on a date other than an annual meeting date shall be paid a pro rata amount of the Basic Cash Retainer for that Plan Year to reflect the actual number of days served in the Plan Year.

5.2. SUPPLEMENTAL CASH RETAINER. The Lead Director and the chairs of each committee of the Board may be paid a Supplemental Cash Retainer during a Plan Year, payable at the same times as installments of the Basic Cash Retainer are paid. The amount of the Supplemental Cash Retainers shall be established from time to time by the Board, and shall be set forth in Schedule I, as amended from time to time by the Board. A pro-rata Supplemental Cash Retainer will be paid to any Eligible Participant who is elected by the Board to a position eligible for a Supplemental Cash Retainer on a date other than the beginning of a Plan Year, to reflect the actual number of days served in such eligible capacity during the Plan Year.

5.3. MEETING FEES. Each Eligible Participant shall be paid a fee for each meeting of the Board or committee thereof in which he or she participates. The amount of the fees shall be established from time to time by the Board and shall be set forth in Schedule I, as amended from time to time by the Board. For purposes of this provision, casual or unscheduled conferences among directors shall not constitute an official meeting.

5.4. EXPENSE REIMBURSEMENT. All Eligible Participants shall be reimbursed for reasonable travel and out-of-pocket expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer or the Lead Director requests the Director to participate.

ARTICLE 6

EQUITY COMPENSATION

6.1. STOCK AWARDS. Subject to share availability under the 2005 Incentive Plan, each Eligible Participant shall be granted an award of fully-vested Stock on the day that he or she first becomes an Eligible Participant (“Initial Stock Grant”). In addition, subject to share availability under the 2005 Incentive Plan, each Eligible Participant in service on the day following an annual shareholders meeting will receive an award of fully-vested Stock (“Annual Stock Grant” and collectively with the Initial Stock Grant, the “Stock Grants”). Each such day that such awards are to be granted under the Plan is referred to hereinafter as a “Grant Date.” The Stock Grants shall have the following terms and conditions:

(a) Number of Shares in the Initial Stock Grant. The number of shares in the Initial Stock Grant to an Eligible Participant shall be determined by multiplying the

Proration Factor (as defined below) by the amount determined by (A) dividing the Annual Stock Retainer as in effect for that Plan Year, by the Fair Market Value of the Stock on the Grant Date, and (B) rounding to the nearest whole number. The Proration Factor is a fraction, the numerator of which is the number of days of service as a Non-Employee Director between the Grant Date and the next annual shareholders’ meeting date, and the denominator of which is the number of days in the applicable Plan Year.

(b) Number of Shares in Annual Stock Grants. The number of shares in the Annual Stock Grant to an Eligible Participant shall be determined by (A) dividing the Annual Stock Retainer as in effect for that Plan Year, by the Fair Market Value of the Stock on the Grant Date, and (B) rounding to the nearest whole number.

(c) Other Plan Conditions. To the extent not specified herein, the Stock Grants shall be subject to the terms and conditions of the 2005 Incentive Plan.

6.2. OPTION GRANTS. Subject to share availability under the 2005 Incentive Plan, each Eligible Participant shall be granted an award of Nonstatutory Stock Options on the day that he or she first becomes an Eligible Participant (“Initial Options”). In addition, subject to share availability under the 2005 Incentive Plan, each Eligible Participant in service on the day following an annual shareholders meeting will receive an award of Nonstatutory Stock Options (“Annual Options”, and collectively with the Initial Options, the “Options”). Each such day that options are to be granted under the Plan is referred to hereinafter as a “Grant Date.” The Options shall have the following terms and conditions:

(a) Number of Initial Options. The number of Initial Options to be granted to an Eligible Participant shall be determined by multiplying the Proration Factor (as defined below) by the amount determined by (A) dividing the Annual Options Retainer as in effect for that Plan Year, by the Option Value as of the Grant Date, and (B) rounding to the nearest whole number. The Proration Factor is a fraction, the numerator of which is the number of days of service as a Non-Employee Director between the Grant Date and the next annual shareholders’ meeting date, and the denominator of which is the number of days in the applicable Plan Year.

(b) Number of Annual Options. The number of Annual Options to be granted to an Eligible Participant shall be determined by (A) dividing the Annual Options Retainer as in effect for that Plan Year, by the Option Value as of the Grant Date, and (B) rounding to the nearest whole number.

(c) Exercise Price. The exercise price per share of each Option shall be the Fair Market Value per share of Stock on the Grant Date.

(d) Term. Each Option shall, to the extent not previously exercised, terminate and expire on the date ten (10) years after the Grant Date of such Option, unless earlier terminated as provided hereinafter in subsection 6.2(f) below.

(e) Exercisability. Except as set forth below, each Option shall vest (become exercisable) in accordance with the following schedule:

Years of Continuous Service as a Director after Grant Date	Percent of Option Shares Vested
1	25%
2	50%
3	75%
4	100%

Notwithstanding the foregoing, each Option shall vest (become exercisable) as to all of the shares covered thereby upon the termination of the grantee’s membership on the Board by reason of death, Disability, or Retirement.

(f) Effect of Termination of Directorship. Upon termination of a grantee’s membership on the Board for any reason (including without limitation by reason of death, Disability, or Retirement), his or her Options, to the extent they were exercisable on the date of termination (including any acceleration by reason of such termination) shall remain exercisable until the earlier of (i) the original expiration date of the Option, or (ii) the fifth anniversary of the grantee’s termination as a director. In the event of the death of a grantee, the grantee’s personal representatives, heirs or legatees may exercise such Options upon proof satisfactory to the Company of their authority. Such exercise otherwise shall be subject to the terms and conditions of the Plan.

(g) Manner of Exercise. The Options granted hereunder may be exercised in any manner specified in the 2005 Incentive Plan, unless otherwise limited by the award certificate. Specifically, payment, in whole or in part, may be made in cash; by the delivery of shares of Stock previously held by the grantee; by net settlement based upon the attestation of ownership of shares of Stock previously held by the grantee; by net settlement against Option shares otherwise deliverable; by the delivery of a notice that the grantee has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the exercise price; or by any combination of the foregoing means of providing consideration.

(h) Transferability of Options. Any Option granted pursuant to the Plan shall be assignable or transferable by the grantee by will, by the laws of descent and distribution, or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such provision applied to an Option under the Plan. In addition, any Option shall be transferable by the grantee to any of the following permitted transferees, upon such reasonable terms and conditions as the Board may establish: (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant or employee), (ii) a trust in which the foregoing persons (or the grantee) have more than fifty percent of the beneficial interests, (iii) a foundation in which these persons (or the grantee) control the management of assets, or (iv) any other entity in which these persons (or the grantee) own more than fifty percent of the voting interests.

(i) Other Plan Conditions. To the extent not specified herein, the Options granted hereunder shall be subject to the terms and conditions of the 2005 Incentive Plan.

6.3. ADJUSTMENTS. For the avoidance of doubt, the adjustment provisions of the 2005 Incentive Plan (along with all of the other provisions of the 2005 Incentive Plan) shall apply with respect to all Equity Awards granted pursuant to this Plan.

6.4. AWARD CERTIFICATES. All unvested Equity Awards granted pursuant to this Plan shall be evidenced by a written award certificate, which shall include such provisions, not inconsistent with the Plan or the 2005 Incentive Plan, as may be specified by the Committee. The form of applicable award certificates shall be set forth on Schedule II hereof, as amended from time to time by the Committee.

ARTICLE 7

AMENDMENT, MODIFICATION AND TERMINATION

7.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Stock is listed or traded, then such amendment shall be subject to shareholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of shareholders of the Company for any reason. Modification of Equity Awards granted under this Plan shall be subject to the provisions of the 2005 Incentive Plan.

ARTICLE 8

GENERAL PROVISIONS

8.1. DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board or the earlier termination or expiration of the 2005 Incentive Plan, including any successor plans.

8.2. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

The foregoing is hereby acknowledged as being the Global Payments Inc. 2010 Non-Employee Director Compensation Plan, adopted by the Board on September 30, 2010.

GLOBAL PAYMENTS INC.

By:	/s/ Suellyn P. Tornay
Suellyn P. Tornay
Executive Vice President, General Counsel and Corporate Secretary

SCHEDULE I

DIRECTOR COMPENSATION SCHEDULE

The following shall remain in effect until changed by the Board:

Annual Retainer:

Position Held	Basic Cash Retainer	Supplemental Cash Retainer	Annual Stock Retainer (FMV)	Annual Options Retainer (Black-Scholes Value)
Lead Director	$55,000	$50,000	$105,000	$45,000
Audit Committee Chair	$55,000	$20,000	$80,000	$45,000
Compensation Committee Chair	$55,000	$10,000	$80,000	$45,000
Other Committee Chairs	$55,000	$5,000	$80,000	$45,000
Other Non-Employee Directors	$55,000	n/a	$80,000	$45,000

Meeting Fees:

Board meeting attended in person: $1,500 (or $2,500 for Lead Director)

Committee meeting attended in person: $1,500 (or $2,500 for Committee Chair)

Notwithstanding the foregoing, each non-employee director (including the chairperson and the Lead Director) shall only receive $1,000 for a regularly scheduled telephonic meeting or for telephonic participation by a director in a regularly scheduled meeting otherwise held in person.

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SCHEDULE II

Form of

NONSTATUTORY STOCK OPTION CERTIFICATE

under the

GLOBAL PAYMENTS INC.

THIRD AMENDED AND RESTATED 2005 INCENTIVE PLAN

OPTIONEE:
SHARES SUBJECT TO OPTION:
EXERCISE PRICE PER SHARE:	$
DATE OF GRANT:
OPTION NUMBER:

1. Grant of Option. Global Payments Inc. (the “Company”) hereby grants to the Optionee named above (“Optionee”) a Nonstatutory Stock Option to purchase, on the terms and conditions set forth in this certificate (this “Certificate”), the number of shares indicated above of the Company’s no par value common stock (the “Stock”), at the exercise price per share set forth above (the “Option”). The Option is granted pursuant to the Global Payments Inc. 2010 Non-Employee Director Compensation Plan (the “Director Subplan”), which is a subplan of the Global Payments Inc. Third Amended and Restated 2005 Incentive Plan (the “2005 Incentive Plan”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Director Subplan and the 2005 Incentive Plan.

2. Vesting of Option. Except as set forth below, the Option shall vest (become exercisable) in accordance with the following schedule; provided that Optionee remains a director of the Company on the specified date:

Anniversary of Grant Date	Percent of Option Shares Vesting	Aggregate Percent Vested

First Anniversary	25%	25%
Second Anniversary	25%	50%
Third Anniversary	25%	75%
Fourth Anniversary	25%	100%

Notwithstanding the foregoing, the Option shall vest (become exercisable) as to all of the shares covered thereby upon the termination of Optionee’s membership on the Board by reason of death, Disability or Retirement (which includes a failure to be re-nominated or re-elected as a director), as set forth in Section 6.2(e) of the Director Subplan.

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3. Period of Option and Limitations on Right to Exercise. The Option will, to the extent not previously exercised, lapse upon the earlier of the following:

(a) 11:59 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”); or

(b) 11:59 p.m., Eastern Time, on the fifth anniversary of the termination of Optionee’s membership on the Board for any reason (including, without limitation by reason of death, Disability or Retirement).

The Option may be exercised after termination of Optionee’s service as a director only with respect to the shares that were otherwise vested on Optionee’s termination of service (including vesting by acceleration in accordance with Section 2 above).

In the event of the death of Optionee, Optionee’s personal representatives, heirs or legatees (the “Optionee’s Successors”) may exercise the Option upon proof satisfactory to the Company of their authority. Such exercise shall otherwise be subject to the terms and conditions of the Director Compensation Plan.

4. Exercise of Option. The Option shall be exercised by an irrevocable written notice, in such form as the Secretary of the Company shall approve, directed to the Secretary of the Company at the Company’s principal place of business. Such written notice shall be accompanied by full payment of the exercise price for the number of shares being exercised. Such payment may be made, in whole or in part, in cash; by the delivery of shares of Stock previously held by the person exercising the Option; by net settlement based upon the attestation of ownership of shares of Stock previously held by the person exercising the Option; by net settlement against Option shares otherwise deliverable; by the delivery of a notice that Optionee has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the exercise price; or by any combination of the foregoing means of providing consideration. Subject to the terms of this Certificate, the Option may be exercised at any time and without regard to any other option held by Optionee to purchase stock of the Company.

5. Limitation of Rights. Neither Optionee nor Optionee’s Successors or transferees shall have rights as a shareholder of the Company with respect to shares of Stock covered by the Option until Optionee or such successors or transferees become the holder of record of such shares.

6. Stock Reserve. The Company shall at all times during the term of this Certificate reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Certificate.

7. Transferability of Option. The Option is assignable or transferable by Optionee by will, by the laws of descent and distribution, or pursuant to a domestic relations

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order that would satisfy Section 414(p)(1)(A) of the Code if such provision applied to the Option. In addition, the Option is transferable by Optionee to any of the following permitted transferees, upon such reasonable terms and conditions as the Board may establish: (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing Optionee’s household (other than a tenant or employee), (ii) a trust in which the foregoing persons (or Optionee) have more than fifty percent of the beneficial interests, (iii) a foundation in which these persons (or Optionee) control the management of the assets, or (iv) any other entity in which these persons (or Optionee) own more than fifty percent of the voting interests.

8. Controlling Documents. The terms contained in the Director Subplan and the 2005 Incentive Plan are incorporated into and made a part of this Certificate, and this Certificate shall be governed by and construed in accordance with the Director Subplan and the 2005 Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Director Subplan or the 2005 Incentive Plan and the provisions of this Certificate, the provisions of the Director Subplan or the 2005 Incentive Plan shall be controlling and determinative. In the event of any actual or alleged conflict between the provisions of the Director Subplan and the provisions of the 2005 Incentive Plan, the provisions of the 2005 Incentive Plan shall be controlling and determinative.

9. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate, the Director Subplan and the 2005 Incentive Plan.

10. Severability. If any one or more of the provisions contained in this Certificate are invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Global Payments Inc.

10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328

Attn: Corporate Secretary

or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.

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IN WITNESS WHEREOF, Global Payments Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed, and Optionee has executed this Certificate, all as of the day and year first above written.

GLOBAL PAYMENTS INC.

By:	/s/ Suellyn P. Tornay
Corporate Secretary

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